PROXY RESULTS

Stockholders of Seligman Select Municipal Fund, Inc. voted on the following proposals at the Annual Meeting of Stockholders on May 18, 2000, in Pasadena, California. The description of each proposal and number of shares voted are as follows:

ELECTION OF DIRECTORS:

Election by Holders of Preferred Shares and Common Shares:


<CAPTION

                                                  FOR             WITHHELD

                                                ----------         ----------

 John R. Galvin                              11,883,095           234,316
 William C. Morris                           11,913,111           204,300
 James Q. Riordan                            11,896,130           221,281
 Robert L. Shafer                            11,901,027           216,384

RATIFICATION OF DELOITTE &TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2000:



                                  FOR            AGAINST           ABSTAIN

                             ----------        ---------         ---------

                              11,940,871         84,730            91,811